Exhibit 99.1

Yum China Reports First Quarter 2020 Results

Total Revenues down 24%. System Sales down 20% and Same Store Sales down 15% in constant currency

Opened 179 new stores and Reported $97 million Operating Profit despite Unprecedented COVID-19 Impact

Shanghai, China (April 28, 2020) – Yum China Holdings, Inc. (the "Company" or "Yum China") (NYSE: YUMC) today reported unaudited results for the first quarter ended March 31, 2020.

Impact of COVID-19 Outbreak and Mitigation Efforts

As the COVID-19 outbreak progressed, Yum China further heightened its focus on safeguarding the health and safety of its employees and customers. The Company implemented stringent health measures at its restaurants and workplaces, and provided extended healthcare and other support to employees.

First quarter operations were significantly affected by the outbreak. Working closely with local health authorities to safeguard the public, the Company began temporary store closures in late January where appropriate. Approximately 35% of stores were closed by mid-February at the peak of the outbreak, with significant regional differences. As of the date of this release, approximately 99% of stores in China are either partially or fully open.

For restaurants that remained open, same-store sales declined due to shortened operating hours and reduced traffic, with a significant portion of stores providing only delivery and takeaway services. Our results were strong for the first three weeks of January, but then the outbreak led to subsequent same-store sales declines of 40-50% compared to the comparable Chinese New Year holiday period in 2019. As the first quarter progressed, sales performance recovered gradually, with same-store sales down approximately 20% in late March. The pace of recovery is uneven with recent sales and traffic still below pre-outbreak levels as people continue to avoid going out and practice social distancing. Same-stores sales were still down by more than 10% month-to-date.

Yum China pioneered contactless delivery and contactless takeaway in late January to enhance preventative health measures. Those services proved popular with customers and have supported the businesses during this period of reduced dine-in traffic. Delivery contributed to 35% of Company sales in the first quarter, an increase of 16 percentage points year over year.

Sales deleveraging and additional costs incurred reduced restaurant margin and Operating Profit for the quarter. Those negative impacts were partially offset by effective cost management, labor productivity improvement, and one-time relief provided by our landlords and government agencies.

During the quarter, the Company opened 179 new stores, with the majority opened in January before the Chinese New Year. After that, openings were interrupted due to outbreak-related traffic restrictions and unavailability of construction workers. The Company subsequently resumed new store construction with four store openings in late March.

First Quarter Highlights

●	Total revenues declined 24% year over year to $1.75 billion from $2.30 billion (a 21% decline excluding foreign currency translation (“F/X”)).
●	Total system sales declined 20% year over year, with declines of 15% at KFC and 38% at Pizza Hut, excluding F/X.
●	Same-store sales declined 15% year over year, with an 11% decline at KFC and 31% decline at Pizza Hut, excluding F/X.
●	Restaurant margin was 10.7%, compared with 18.5% in the prior year period.
●

Operating Profit declined 68% year over year to $97 million from $303 million (67% decline excluding F/X). Adjusted Operating Profit declined 67% year over year to $98 million from $303 million (66% decline excluding F/X).

●	Effective tax rate was 32.7%.
●

Net Income declined 72% to $62 million from $222 million in the prior year period, primarily due to the decline in Operating Profit and mark-to-market loss from our equity investment in Meituan Dianping.

Yum China Holdings, Inc. •  Shanghai, China •  Website http://ir.yumchina.com

●

Adjusted Net Income declined to $63 million from $230 million in the prior year period. (68% decline excluding the mark-to-market loss of $8 million in the first quarter of 2020 and mark-to-market gain of $10 million in the first quarter of 2019 from our equity investment in Meituan Dianping, 67% decline excluding F/X).

●	Diluted EPS declined 72% to $0.16 from $0.57 in the prior year period.
●

Adjusted Diluted EPS declined to $0.16 from $0.59 in the prior year period (68% decline excluding the mark-to-market loss and gain from our equity investment in Meituan Dianping in 2020 and 2019, respectively, 67% decline excluding F/X).

●	Opened 179 new stores during the quarter, bringing total store count to 9,295 across more than 1,400 cities.

Key Financial Results

	First Quarter 2020
	% Change
	System Sales	Same-Store Sales	Net New Units	Operating Profit
Yum China	(20)	(15)	+7	(68)
KFC	(15)	(11)	+10	(47)
Pizza Hut	(38)	(31)	+1	NM

	First Quarter
(in US$ million, except			% Change
per share data and percentages)	2020	2019	Reported	Ex F/X
Operating Profit	$97	$303	(68)	(67)
Adjusted Operating Profit[1]	$98	$303	(67)	(66)
Net Income	$62	$222	(72)	(71)
Adjusted Net Income[1]	$63	$230	(73)	(72)
Basic Earnings Per Common Share	$0.16	$0.59	(73)	(71)
Adjusted Basic Earnings Per Common Share[1]	$0.17	$0.61	(72)	(72)
Diluted Earnings Per Common Share	$0.16	$0.57	(72)	(70)
Adjusted Diluted Earnings Per Common Share[1]	$0.16	$0.59	(73)	(71)

1 See “Reconciliation of Reported GAAP Results to Adjusted Measures” included in the accompanying tables of this release for further details.

Note:  All comparisons are versus the same period a year ago.

NM refers to changes over 100%, from negative to positive amounts or from zero to an amount.

Percentages may not recompute due to rounding.

System sales and same-store sales percentages exclude the impact of F/X. Temporary store closures are normalized in the same-store sales calculation by excluding store weeks when stores are closed.

CEO and CFO Comments

“First and foremost, we wholeheartedly thank all the medical staff and frontline workers who put public health and safety above their own in fighting the COVID-19 outbreak,” said Joey Wat, CEO of Yum China. “I am also incredibly proud of how the Yum China team rose to meet the challenges of this outbreak. Our top priority was—and still is—the health and safety of our employees and customers. We did not hesitate to close stores where appropriate, and put in place strict sanitation procedures at all of our stores that remained open. We also proactively expanded our Family Care Program to provide health insurance coverage for all restaurant management team members. In addition, our board members and senior executives have agreed to voluntarily forgo 10% of their base compensation for the balance of 2020 as contributions to fund additional assistance for frontline employees and their families impacted by COVID-19 as well as other emergency relief.”

Wat continued, “Furthermore, we leveraged our culture of innovation to both protect our stakeholders and support our business. Most importantly, we quickly implemented a safe way to reach our customers through highly sanitary contactless delivery and contactless takeaway. Our digital infrastructure enabled us to stay nimble and communicate quickly with customers and employees online and through mobile technology. We were able to inform our members about compelling offers through our APPs, while efficiently adjusting labor hours based on rapidly changing traffic and sales patterns.”

Wat concluded, “We were able to sustain operating profitability while extending much needed support to our employees, business partners and franchisees. This achievement under extraordinary circumstances is a testament to our resilient and flexible business model. Weathering this storm of all storms gives us great confidence in our ability to thrive in the years ahead by serving our employees, customers, and shareholders.”

Andy Yeung, CFO of Yum China, added, “After a strong start to the year, the outbreak significantly impacted our business starting in late January. System sales declined 20% due to the temporary store closures combined with the 15% decline in same-store sales. Solid execution and aggressive cost controls allowed us to partially mitigate sales deleverage. Together with one-time relief from landlords and government agencies, we were able to generate an operating profit for the quarter.”

Yeung continued, “The situation in China is gradually stabilizing, but we remain cautious as our restaurant traffic is still below pre-outbreak levels. We expect an extended recovery period, and that the pace will be uneven across regions, dayparts and segments. We will continue to implement aggressive measures to control our costs. On the other hand, global infections continue to rise. It remains difficult to predict the full impact of the pandemic on the broader economy and how consumer behavior may change. So, despite having a strong balance sheet, we will temporarily suspend our share repurchases and, for the next two quarters, dividends. We have taken these actions out of an abundance of caution as we navigate through these challenging times. We believe the strength of our balance sheet and capital structure will offer us flexibility to respond to contingencies, if needed, and to continue investments in long-term value-creating opportunities, where appropriate.”

Dividends and Share Repurchases

●

Due to the unprecedented effects of the COVID-19 pandemic and associated economic uncertainty, the Company announced that it will temporarily suspend its share repurchases and, for the next two quarters, cash dividends on the Company’s common stock. The Company had $1.54 billion in cash and short-term investments and no material debt at the end of the first quarter.

●

During the first quarter, the Company returned $52 million to shareholders through dividends and share repurchases. The Company repurchased approximately 0.16 million shares of common stock for $7.1 million at an average price of $43.49 per share.

Digital and Delivery

●

As of March 31, 2020, the KFC and Pizza Hut loyalty programs had over 250 million members. KFC member sales represented approximately 62% of KFC’s system sales and Pizza Hut member sales represented approximately 44% of Pizza Hut’s system sales in the first quarter of 2020.

●	Delivery contributed to 32% of Company sales at KFC and 48% of Company sales at Pizza Hut in the first quarter of 2020, an increase of 14 and 24 percentage points, respectively, year over year.
●

Digital orders, including delivery, mobile orders and kiosk orders, accounted for 84% of Company sales at KFC and 65% of Company sales at Pizza Hut in the first quarter of 2020, an increase of 29 and 36 percentage points, respectively, year over year.

New-Unit Development and Asset Upgrade

●	The Company opened 179 new stores in the first quarter 2020, mainly driven by development of the KFC brand.
●	The Company remodeled 31 stores in the first quarter 2020.
	New Units	Restaurant Count
	First Quarter	As of March 31
	2020	2020	2019
Yum China	179	9,295	8,653
KFC	165	6,661	6,078
Pizza Hut	11	2,271	2,249
Others[2]	3	363	326

2 Others include Little Sheep, East Dawning, Taco Bell and COFFii & JOY.

Restaurant Margin

Restaurant margin was 10.7% in the first quarter of 2020, compared with 18.5% in the prior-year period, primarily attributable to same-store sales decline and temporary store closures impacted by COVID-19, wage and commodity inflation, partially offset by the relief provided by our landlords and government agencies.

	First Quarter
	2020	2019	ppts change
Yum China	10.7%	18.5%	(7.8)
KFC	13.6%	20.0%	(6.4)
Pizza Hut	0.3%	14.3%	(14.0)

Recent Developments in April

The Company completed the acquisition of a controlling interest in the Huang Ji Huang group, a leading Chinese-style casual dining franchise business, for approximately $185 million. Upon completion of the acquisition, the Company held a 93.3% interest in the Huang Ji Huang group. Founded in 2004 and headquartered in Beijing, Huang Ji Huang has over 640 restaurants in China and internationally.

The Company entered into a definitive agreement to acquire an additional 25% equity interest in an unconsolidated affiliate that operates KFC stores in and around Suzhou, China (“Suzhou KFC”), for cash consideration of approximately $149 million. Upon closing of the acquisition in the second half of the year, subject to the satisfaction of closing conditions, the Company is expected to increase its equity interest to 72%, allowing the Company to consolidate Suzhou KFC.

2020 Outlook

The Company provides the following fiscal year 2020 targets, subject to revision based on future impacts of COVID-19 that cannot be predicted at this time:

●	To open between 800 and 850 new stores (gross), excluding Huang Ji Huang.
●	To make capital expenditures between $500 million and $550 million

The Company believes that the COVID-19 outbreak is likely to have a material and extended adverse impact on its operational and financial results for full year 2020. Future operations, as well as the Company’s cash flows and financial position, may be materially and adversely influenced by further developments related to this global outbreak, including potential additional announcements and actions from governments and local authorities, disruption in our supply chain, our inability to provide safety measures to protect our employees, or other reasons.

Note on Adjusted Measures

Reported GAAP results include Special Items, which are excluded from adjusted measures. Special Items are not allocated to any segment and therefore only impact reported GAAP results of Yum China. See “Reconciliation of Reported GAAP Results to Adjusted Measures” within this release.

Conference Call

Yum China’s management will hold an earnings conference call at 8:00 p.m. U.S. Eastern Time on Tuesday, April 28, 2020 (8:00 a.m. Beijing/Hong Kong Time on Wednesday, April 29, 2020). A copy of the presentation will be available on the Yum China Holdings, Inc. website, http://ir.yumchina.com.

U.S.:	+1 845 675 0437
Mainland China:	400 620 8038 or 800 819 0121
Hong Kong:	+852 3018 6771
U.K.:	+44 20 36214779
International:	+65 6713 5090
Password:	Yum China

A replay of the conference call will be available two hours after the call ends until 10:00 a.m. U.S. Eastern Time on Tuesday, May 5, 2020 (10:00 p.m. Beijing/Hong Kong Time on Tuesday, May 5, 2020) and may be accessed by phone at the following numbers:

U.S.: Mainland China: Hong Kong U.K.:	+1 855 452 5696 400 632 2162 or 800 870 0205 +852 3051 2780 +44 20 37014269
International:	+61 2 9003 4211
Passcode:	7469858

Additionally, a live webcast and an archived webcast of this conference call will be available at http://ir.yumchina.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including under “2020 Outlook.” We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts and by the use of forward-looking words such as “expect,” “expectation,” “believe,” “anticipate,” “may,” “could,” “intend,” “belief,” “plan,” “estimate,” “target,” “predict,” “project,” “likely,” “will,” “continue,” “should,” “forecast,” “outlook” or similar terminology. These statements are based on current estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable under the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Forward-looking statements include, without limitation, statements regarding the future strategies, business plans, investment, dividend and share repurchase plans, earnings, performance and returns of Yum China, anticipated effects of population and macroeconomic trends, and the expected impact of the COVID-19 outbreak, the anticipated effects of our digital and delivery capabilities on growth and beliefs regarding the long-term drivers of Yum China’s business. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties that are difficult to predict and could cause our actual results or events to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or assumptions will be achieved. The forward-looking statements included in this press release are only made as of the date of this press release, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. Numerous factors could cause our actual results or events to differ materially from those expressed or implied by forward-looking statements, including, without limitation: whether we are able to achieve development goals at the times and in the amounts currently anticipated, if at all, the success of our marketing campaigns and product innovation, our ability to maintain food safety and quality control systems, changes in public health conditions, including the COVID-19 outbreak, our ability to control costs and expenses, including tax costs, as well as changes in political, economic and regulatory conditions in China. In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any such forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K) for additional detail about factors that could affect our financial and other results.

About Yum China Holdings, Inc.

Yum China Holdings, Inc. is a licensee of Yum! Brands in mainland China. It has exclusive rights in mainland China to KFC, China's leading quick-service restaurant brand, Pizza Hut, the leading casual dining restaurant brand in China, and Taco Bell, a California-based restaurant chain serving innovative Mexican-inspired food. Yum China also owns the Little Sheep, Huang Ji Huang, East Dawning and COFFii & JOY concepts outright. The Company had 9,295 restaurants in over 1,400 cities at the end of March 2020. Yum China ranked # 362 on the Fortune 500 list for 2019. In 2020, Yum China was named to the Bloomberg Gender-Equality Index and was certified as a Top Employer 2020 in China by the Top Employers Institute, both for the second consecutive year. For more information, please visit http://ir.yumchina.com.

Investor Relations Contact:
Tel: +86 21 2407 7556 IR@YumChina.com

Media Contact:
Tel: +86 21 2407 7510 Media@YumChina.com

Yum China Holdings, Inc.

Condensed Consolidated Statements of Income

(in US$ million, except per share data)

(unaudited)

	Quarter Ended		% Change
	3/31/2020	3/31/2019	B/(W)
Revenues
Company sales	$1,548	$2,089	(26)
Franchise fees and income	35	39	(10)
Revenues from transactions with franchisees and unconsolidated affiliates	161	170	(5)
Other revenues	10	6	70
Total revenues	1,754	2,304	(24)
Costs and Expenses, Net
Company restaurants
Food and paper	495	638	22
Payroll and employee benefits	394	466	15
Occupancy and other operating expenses	494	599	18
Company restaurant expenses	1,383	1,703	19
General and administrative expenses	99	114	14
Franchise expenses	17	20	12
Expenses for transactions with franchisees and unconsolidated affiliates	156	167	7
Other operating costs and expenses	10	5	NM
Closures and impairment expenses, net	8	11	31
Other income, net	(16)	(19)	(13)
Total costs and expenses, net	1,657	2,001	17
Operating Profit	97	303	(68)
Interest income, net	9	9	(7)
Investment (loss) gain	(8)	10	NM
Income Before Income Taxes	98	322	(69)
Income tax provision	(32)	(93)	65
Net income – including noncontrolling interests	66	229	(71)
Net income – noncontrolling interests	4	7	36
Net Income – Yum China Holdings, Inc.	$62	$222	(72)
Effective tax rate	32.7%	28.9%	(3.8)	ppts.

Basic Earnings Per Common Share	$0.16	$0.59
Weighted average shares outstanding (in millions)	376	379

Diluted Earnings Per Common Share	$0.16	$0.57
Weighted average shares outstanding (in millions)	386	388

Cash Dividends Declared Per Common Share	$0.12	$0.12

Company sales	100.0%	100.0%
Food and paper	32.0	30.5	(1.5)	ppts.
Payroll and employee benefits	25.5	22.3	(3.2)	ppts.
Occupancy and other operating expenses	31.8	28.7	(3.1)	ppts.
Restaurant margin	10.7%	18.5%	(7.8)	ppts.
Operating margin	6.3%	14.5%	(8.2)	ppts.

Percentages may not recompute due to rounding.

Yum China Holdings, Inc.

KFC Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change
	3/31/2020	3/31/2019	B/(W)
Revenues
Company sales	$1,220	$1,539	(21)
Franchise fees and income	33	36	(8)
Revenues from transactions with franchisees and unconsolidated affiliates	16	17	(3)
Other revenues	—	—	(5)
Total revenues	1,269	1,592	(20)
Costs and Expenses, Net
Company restaurants
Food and paper	392	476	18
Payroll and employee benefits	287	320	10
Occupancy and other operating expenses	375	434	14
Company restaurant expenses	1,054	1,230	14
General and administrative expenses	46	49	5
Franchise expenses	16	19	12
Expenses for transactions with franchisees and unconsolidated affiliates	16	17	2
Closures and impairment expenses, net	1	7	86
Other income, net	(17)	(18)	(6)
Total costs and expenses, net	1,116	1,304	14
Operating Profit	$153	$288	(47)
Company sales	100.0%	100.0%
Food and paper	32.1	30.9	(1.2)	ppts.
Payroll and employee benefits	23.5	20.8	(2.7)	ppts.
Occupancy and other operating expenses	30.8	28.3	(2.5)	ppts.
Restaurant margin	13.6%	20.0%	(6.4)	ppts.
Operating margin	12.6%	18.7%	(6.1)	ppts.

Percentages may not recompute due to rounding.

Yum China Holdings, Inc.

Pizza Hut Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change
	3/31/2020	3/31/2019	B/(W)
Revenues
Company sales	$322	$541	(41)
Franchise fees and income	1	1	(1)
Revenues from transactions with franchisees and unconsolidated affiliates	1	1	2
Other revenues	—	—	(19)
Total revenues	324	543	(40)
Costs and Expenses, Net
Company restaurants
Food and paper	102	159	36
Payroll and employee benefits	104	143	27
Occupancy and other operating expenses	115	162	29
Company restaurant expenses	321	464	31
General and administrative expenses	24	24	3
Franchise expenses	1	1	2
Expenses for transactions with franchisees and unconsolidated affiliates	1	1	(23)
Closures and impairment expenses, net	5	3	(48)
Total costs and expenses, net	352	493	29
Operating (Loss) Profit	$(28)	$50	NM
Company sales	100.0%	100.0%
Food and paper	31.6	29.4	(2.2)	ppts.
Payroll and employee benefits	32.4	26.4	(6.0)	ppts.
Occupancy and other operating expenses	35.7	29.9	(5.8)	ppts.
Restaurant margin	0.3%	14.3%	(14.0)	ppts.
Operating margin	(8.7)%	9.2%	(17.9)	ppts.

Percentages may not recompute due to rounding.

Yum China Holdings, Inc.

Condensed Consolidated Balance Sheets

(in US$ million)

	3/31/2020	12/31/2019
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,048	$1,046
Short-term investments	490	611
Accounts receivable, net	78	88
Inventories, net	317	380
Prepaid expenses and other current assets	112	134
Total Current Assets	2,045	2,259
Property, plant and equipment, net	1,500	1,594
Operating lease right-of-use assets	1,899	1,985
Goodwill	250	254
Intangible assets, net	89	94
Deferred income taxes	92	95
Investments in unconsolidated affiliates	107	89
Other assets	595	580
Total Assets	6,577	6,950

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current Liabilities
Accounts payable and other current liabilities	1,434	1,691
Income taxes payable	49	45
Total Current Liabilities	1,483	1,736
Non-current operating lease liabilities	1,704	1,803
Non-current finance lease obligations	25	26
Other liabilities	211	210
Total Liabilities	3,423	3,775

Redeemable Noncontrolling Interest	—	—

Equity
Common stock, $0.01 par value; 1,000 million shares authorized; 396 million shares and 395 million shares issued at March 31, 2020 and December 31, 2019, respectively; 376 million shares and 376 million shares outstanding at March 31, 2020 and December 31, 2019, respectively	4	4
Treasury stock	(728)	(721)
Additional paid-in capital	2,434	2,427
Retained earnings	1,433	1,416
Accumulated other comprehensive loss	(89)	(49)
Total Equity – Yum China Holdings, Inc.	3,054	3,077
Noncontrolling interests	100	98
Total Equity	3,154	3,175
Total Liabilities, Redeemable Noncontrolling Interest and Equity	$6,577	$6,950

Yum China Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in US$ million)

(unaudited)

	Quarter Ended
	3/31/2020	3/31/2019
Cash Flows – Operating Activities
Net income – including noncontrolling interests	$66	$229
Depreciation and amortization	109	111
Non-cash operating lease cost	88	83
Closures and impairment expenses	8	11
Investment loss (gain)	8	(10)
Equity income from investments in unconsolidated affiliates	(20)	(23)
Distributions of income received from unconsolidated affiliates	8	28
Deferred income taxes	2	6
Share-based compensation expense	7	6
Changes in accounts receivable	9	5
Changes in inventories	57	34
Changes in prepaid expenses and other current assets	10	(3)
Changes in accounts payable and other current liabilities	(192)	(39)
Changes in income taxes payable	5	24
Changes in non-current operating lease liabilities	(102)	(103)
Other, net	(3)	(15)
Net Cash Provided by Operating Activities	60	344
Cash Flows – Investing Activities
Capital spending	(87)	(110)
Purchases of short-term investments	(275)	(235)
Maturities of short-term investments	390	76
Prepayment for investment	(27)	—
Other, net	1	2
Net Cash Provided by (Used in) Investing Activities	2	(267)
Cash Flows – Financing Activities
Repurchase of shares of common stock	(8)	(68)
Cash dividends paid on common stock	(45)	(46)
Other, net	1	1
Net Cash Used in Financing Activities	(52)	(113)
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash	(8)	17
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	2	(19)
Cash, Cash Equivalents and Restricted Cash - Beginning of Period	1,055	1,266
Cash, Cash Equivalents and Restricted Cash - End of Period	1,057	1,247

In this press release:

●

The Company provides certain percentage changes excluding the impact of foreign currency translation (“F/X”). These amounts are derived by translating current year results at prior year average exchange rates. We believe the elimination of the F/X impact provides better year-to-year comparability without the distortion of foreign currency fluctuations.

●

System sales growth reflects the results of all restaurants regardless of ownership, including Company-owned, franchise and unconsolidated affiliate restaurants that operate our restaurant concepts, except for non-Company-owned restaurants for which we do not receive a sales-based royalty. Sales of franchise and unconsolidated affiliate restaurants typically generate ongoing franchise fees for the Company at a rate of approximately 6% of system sales. Franchise and unconsolidated affiliate restaurant sales are not included in Company sales in the Condensed Consolidated Statements of Income; however, the franchise fees are included in the Company’s revenues. We believe system sales growth is useful to investors as a significant indicator of the overall strength of our business as it incorporates all of our revenue drivers, Company and franchise same-store sales as well as net unit growth.

●

Same-store sales growth represents the estimated percentage change in sales of food of all restaurants in the Company system that have been open prior to the first day of our prior fiscal year. We refer to these as our “base” stores.

●

Company Restaurant profit (“Restaurant profit”) is defined as Company sales less expenses incurred directly by our Company-owned restaurants in generating Company sales. Company restaurant margin percentage is defined as Restaurant profit divided by Company sales.

Reconciliation of Reported GAAP Results to Adjusted Measures

(in millions, except per share data)

(unaudited)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company provides measures adjusted for Special Items, which include Adjusted Operating Profit, Adjusted Net Income, Adjusted EPS, Adjusted Effective Tax Rate and Adjusted EBITDA, which we define as net income including noncontrolling interests adjusted for income tax, interest income, net, investment gain or loss, depreciation, amortization and other items, including store impairment charges and Special Items. The Special Item for the quarter ended March 31, 2020 represents share-based compensation cost recognized for a special award of performance stock units (“Partner PSU Awards”) granted to select employees. The Special Item for the quarter ended March 31, 2019 represents impact from the U.S. Tax Cuts and Jobs Act (the “Tax Act”), as described in the accompanying notes. The Company excludes impact from Special Items for the purpose of evaluating performance internally. Special Items are not included in any of our segment results. In addition, the Company provides Adjusted EBITDA because we believe that investors and analysts may find it useful in measuring operating performance without regard to items such as income tax, interest income, net, investment gain or loss, depreciation, amortization and other items, including store impairment charges and Special Items. These adjusted measures are not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, the Company believes that the presentation of these adjusted measures provides additional information to investors to facilitate the comparison of past and present results, excluding those items that the Company does not believe are indicative of our ongoing operations due to their nature.  These adjusted measures should not be considered in isolation or as a substitute for GAAP financial results, but should be read in conjunction with the unaudited Condensed Consolidated Statements of Income and other information presented herein. A reconciliation of the most directly comparable GAAP measures to adjusted measures is presented below.

	Quarter Ended
	3/31/2020	3/31/2019
Detail of Special Items
Share-based compensation expense for Partner PSU awards(b)	(1)	—
Special Items, Operating Profit	(1)	—
Tax effect on Special Items(c)	—	—
Impact from the Tax Act(d)	—	(8)
Special Items, net income – including noncontrolling interests	(1)	(8)
Special Items, net income – noncontrolling interests	—	—
Special Items, Net Income –Yum China Holdings, Inc.	$(1)	$(8)
Weighted Average Diluted Shares Outstanding (in millions)	386	388
Special Items, Diluted Earnings Per Common Share	$—	$(0.02)
Reconciliation of Operating Profit to Adjusted Operating Profit
Operating Profit	$97	$303
Special Items, Operating Profit	(1)	—
Adjusted Operating Profit	$98	$303
Reconciliation of Net Income to Adjusted Net Income
Net Income – Yum China Holdings, Inc.	$62	$222
Special Items, Net Income –Yum China Holdings, Inc.	(1)	(8)
Adjusted Net Income – Yum China Holdings, Inc.	$63	$230
Reconciliation of EPS to Adjusted EPS
Basic Earnings Per Common Share	$0.16	$0.59
Special Items, Basic Earnings Per Common Share	(0.01)	(0.02)
Adjusted Basic Earnings Per Common Share	$0.17	$0.61
Diluted Earnings Per Common Share	$0.16	$0.57
Special Items, Diluted Earnings Per Common Share	—	(0.02)
Adjusted Diluted Earnings Per Common Share	$0.16	$0.59
Reconciliation of Effective Tax Rate to Adjusted Effective Tax Rate
Effective tax rate	32.7%	28.9%
Impact on effective tax rate as a result of Special Items	0.3%	2.4%
Adjusted effective tax rate	32.4%	26.5%

Notes to the Condensed Consolidated Statements of Income, Condensed Consolidated Balance Sheets,

Condensed Consolidated Statements of Cash Flows and Reconciliation of Reported GAAP Results to Adjusted Measures

(in US$ million)

(unaudited)

(a)	Amounts presented as of and for the quarter ended March 31, 2020 and 2019 are unaudited.
(b)

In February 2020, the Company granted Partner PSU Awards to select employees who were deemed critical to the Company’s execution of its strategic operating plan. These PSU awards will only vest if threshold performance goals are achieved over a four-year performance period, with the payout ranging from 0% to 200% of the target number of shares subject to the PSU awards. Partner PSU Awards were granted to address increased competition for executive talent, motivate transformational performance and encourage management retention. Given the unique nature of these grants, the Compensation Committee does not intend to grant similar, special grants during the performance period. The impact from these special awards is excluded from metrics that management uses to assess the Company’s performance. The Company recognized share-based compensation cost associated with the Partner PSU Awards of $1 million in the first quarter of 2020.

(c)	The tax expense was determined based upon the nature, as well as the jurisdiction, of each Special Item at the applicable tax rate.
(d)

We completed the evaluation of the impact on our transition tax computation based on the final regulations released by the U.S. Treasury Department and the U.S. Internal Revenue Service became effective in the first quarter of 2019, and recorded an additional tax expense of $8 million for the transition tax accordingly.

Reconciliation of Net Income to Adjusted EBITDA

(in US$ million)

(unaudited)

Net income, along with the reconciliation to Adjusted EBITDA, is presented below.

	Quarter Ended
	3/31/2020	3/31/2019
Reconciliation of Net Income to Adjusted EBITDA
Net Income – Yum China Holdings, Inc.	$62	$222
Net income – noncontrolling interests	4	7
Income tax provision	32	93
Interest income, net	(9)	(9)
Investment loss (gain)	8	(10)
Operating Profit	97	303
Special Items, Operating Profit	1	—
Adjusted Operating Profit	98	303
Depreciation and amortization	109	111
Store impairment charges	12	14
Adjusted EBITDA	$219	$428

Unit Count by Brand

KFC

	12/31/2019	New Builds	Closures	Refranchised	3/31/2020
Company-owned	5,083	122	(31)	—	5,174
Unconsolidated affiliates	896	35	(7)	—	924
Franchisees	555	8	—	—	563
Total	6,534	165	(38)	—	6,661

Pizza Hut

	12/31/2019	New Builds	Closures	Refranchised	3/31/2020
Company-owned	2,178	10	(21)	(1)	2,166
Franchisees	103	1	—	1	105
Total	2,281	11	(21)	—	2,271

Others

	12/31/2019	New Builds	Closures	Refranchised	3/31/2020
Company-owned	94	1	(3)	—	92
Franchisees	291	2	(22)	—	271
Total	385	3	(25)	—	363

Yum China Holdings, Inc.

Segment Results

(in US$ million)

(unaudited)

Quarter Ended 3/31/2020	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$1,220	$322	$6	$—	$—	$1,548
Franchise fees and income	33	1	1	—	—	35
Revenues from transactions with franchisees and unconsolidated affiliates	16	1	5	139	—	161
Other revenues	—	—	16	1	(7)	10
Total revenues	$1,269	$324	$28	$140	$(7)	$1,754
Company restaurant expenses	1,054	321	9	—	(1)	1,383
General and administrative expenses	46	24	8	21	—	99
Franchise expenses	16	1	—	—	—	17
Expenses for transactions with franchisees and unconsolidated affiliates	16	1	4	135	—	156
Other operating costs and expenses	—	—	15	1	(6)	10
Closures and impairment income, net	1	5	2	—	—	8
Other (income) expenses, net	(17)	—	—	1	—	(16)
Total costs and expenses, net	1,116	352	38	158	(7)	1,657
Operating Profit (Loss)	$153	$(28)	$(10)	$(18)	$—	$97

Quarter Ended 3/31/2019	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$1,539	$541	$9	$—	$—	$2,089
Franchise fees and income	36	1	2	—	—	39
Revenues from transactions with franchisees and unconsolidated affiliates	17	1	7	145	—	170
Other revenues	—	—	14	1	(9)	6
Total revenues	$1,592	$543	$32	$146	$(9)	$2,304
Company restaurant expenses	1,230	464	10	—	(1)	1,703
General and administrative expenses	49	24	8	33	—	114
Franchise expenses	19	1	—	—	—	20
Expenses for transactions with franchisees and unconsolidated affiliates	17	1	6	143	—	167
Other operating costs and expenses	—	—	12	1	(8)	5
Closures and impairment income, net	7	3	1	—	—	11
Other income, net	(18)	—	—	(1)	—	(19)
Total costs and expenses, net	1,304	493	37	176	(9)	2,001
Operating Profit (Loss)	$288	$50	$(5)	$(30)	$—	$303

The above tables reconcile segment information, which is based on management responsibility, with our Condensed Consolidated Statements of Income.

(1)

Corporate and unallocated expenses comprise items that are not allocated to segments for performance reporting purposes. Amount includes revenues and expenses associated with transactions with franchisees and unconsolidated affiliates such as inventory procurement and other services provided to franchisees and unconsolidated affiliates. The Corporate and Unallocated column in the above tables includes, among other amounts, all amounts that we have deemed Special Items. See “Reconciliation of Reported GAAP Results to Adjusted Measures”.